Exhibit 1.1
DEALER MANAGER AGREEMENT
PETROBRAS INTERNATIONAL FINANCE COMPANY
A Wholly Owned Subsidiary of
Petróleo Brasileiro S.A.
[•], 2007
UBS Securities LLC
677 Washington Boulevard
Stamford, Connecticut 06901
Morgan Stanley & Co., Incorporated
1585 Broadway
New York, NY 10036
Ladies and Gentlemen:
          1. Exchange Offers. Petrobras International Finance Company, a company incorporated in the Cayman Islands (the “Company”) and a wholly owned subsidiary of Petróleo Brasileiro S.A. (“Petrobras”) proposes, subject to the limitations described in the Exchange Prospectus (as defined below) to make offers to exchange up to $500,000,000 principal amount of its 6.125% Global Notes due 2016 (the “New Securities”) of the Company for up to $500,000,000 aggregate principal amount of the series of notes listed in Schedule A hereto (collectively, the “Old Securities”) plus specified amounts of cash (such offer, with respect to a series of Old Notes, as it may be amended and supplemented is hereinafter referred to as the “Exchange Offer”, and all such exchange offers are collectively referred to as the “Exchange Offers”). The New Securities will be issued pursuant to an indenture between the Company and The Bank Of New York, a New York banking corporation, as successor to JPMorgan Chase Bank, N.A., as trustee (the “Trustee”) dated as of July 19, 2002 (the “Original Indenture”), as supplemented by an amended and restated fifth supplemental indenture (the “Amended and Restated Fifth Supplemental Indenture”), initially dated as of October 6, 2006, as amended and restated on the Settlement Date (as defined below) among the Company, Petrobras and the Trustee (together, the “Indenture”). The New Securities will have the benefit of credit support provided by Petrobras under the terms of an amended and restated standby purchase agreement (“Standby Purchase Agreement”) which obligates Petrobras to purchase from the holders of New Securities their rights to receive payment from the Company in respect of such New Securities in the event of nonpayment by the Company. The New Securities constitute a further issuance of, and form a single fungible series with, the Company’s U.S.$500,000,000 6.125% Global Notes due 2016 that were issued on October 6, 2006. The Exchange Offers will be on the terms and subject to the conditions set forth in the Exchange Offer Materials (as defined below).
          2. Appointment as Dealer Managers. (a) The Company hereby engages and appoints UBS Securities LLC (“UBS”) and Morgan Stanley & Co. Incorporated (“Morgan Stanley” or, together with UBS, “you") as exclusive dealer managers (together, the “Dealer Managers”) in connection with the Exchange Offers and authorizes you to act as such in connection with the Exchange Offers and you hereby agree to act as Dealer Managers on the terms and conditions set forth in this Dealer Manager Agreement (the “Agreement”). On the basis of the representations, warranties, agreements and covenants of the Company and Petrobras in, and subject to the terms and conditions of this Agreement, each of you agree, as a Dealer Manager, in accordance with your customary practice, to use your commercially reasonable efforts to solicit exchanges in the Exchange Offers and perform other services in connection with the Exchange Offers as are customarily performed by investment banks of international standing acting in such roles in connection with exchange offers of like nature, including, but not limited to, assisting the Company with respect to the timing, pricing and structure of the Exchange Offers, assisting the Company in the preparation of the Exchange Offer Materials (as defined below), identifying and contacting the holders of the Old Securities with respect to the Exchange Offers and participating in negotiations with such holders of the Old Securities and communicating generally regarding the Exchange Offers with brokers, dealers, commercial banks and trust companies and other nominees or holders of the Old Securities. Your duties or responsibilities, as Dealer Managers, will not include: (i) providing tax, legal, regulatory, accountancy or other specialist or technical advice or services, (ii) providing general financial or strategic advice, (iii) assuming any responsibility for the verification of the information in the Exchange Offer Materials (as defined below) or any ancillary documents, or (iv) underwriting or otherwise purchasing for resale to investors any of the New Securities. In soliciting exchanges and generally in connection with the Exchange Offers, you, as Dealer Managers, are acting as independent contractors and shall not be deemed to be acting as agents of the Company or Petrobras, and the Company and Petrobras shall not be deemed to be acting as your agent, and no broker, dealer, bank or trust company shall be deemed to be acting as your agent or as agent of the Company or Petrobras. In addition, you shall not be deemed for any purpose to be acting as a partner or joint venturer of or a member of a syndicate or group with the Company, Petrobras or any of their respective affiliates in connection with the Exchange Offers or otherwise. Each of your obligations to act as a Dealer Manager shall be subject to: (i) the Company’s and Petrobras’ full cooperation with and assistance to you in relation to identifying holders of Old Securities and carrying out the Exchange Offers; (ii) the Company obtaining any legal or regulatory approval, consent or authorization required in any relevant jurisdiction; (iii) each of the Company and Petrobras being in compliance with material financing and other agreements to which it is a party, including the indentures pursuant to which the Old Securities were issued; and (iv) other terms and conditions in this Agreement.
          (b) Each Dealer Manager, in its sole discretion, may continue to own or dispose of, in any manner it may elect, any Old Securities it may beneficially own at the date hereof or hereafter acquire, in any such case, subject to applicable law, and in particular, neither Dealer Manager has any obligation to the Company pursuant to this Agreement or otherwise, to exchange or refrain from exchanging Old Securities beneficially owned by it in the Exchange Offers. Each Dealer Manager acknowledges and agrees that if the Exchange Offers are not consummated for any reason, the Company shall not have any obligation, pursuant to this Agreement or otherwise, to acquire any Old Securities from the Dealer Managers or otherwise to hold the Dealer Managers harmless with respect to any losses they may incur in connection with the resale by the Dealer Managers to any third parties of any Old Securities.
          3. No Liability for Acts of Dealers, Banks and Trust Companies. (a) Neither you nor any of your affiliates, directors, officers, agents, employees or controlling persons shall have any liability (in tort, contract or otherwise) to the Company, Petrobras or to any other person for any losses, claims, damages, liabilities or expenses arising out of or from any act or omission on the part of any broker, dealer (other than yourself, your affiliates, directors, agents, employees and controlling persons to the extent set forth below), commercial bank or trust company or any other person, and neither you nor any of your affiliates, directors, officers, agents, employees or controlling persons shall have any liability (in tort, contract or otherwise) to the Company, Petrobras or any other person for any losses, claims, damages, liabilities or expenses arising out of or from your own acts or omissions in performing your obligations hereunder or otherwise in connection with the proposed Exchange Offers, except for any such losses, claims, damages, liabilities or expenses incurred by the Company or Petrobras which are determined, in a final judgment by a court of competent jurisdiction that is no longer subject to appeal or other review, to have resulted from your or your affiliates’, directors’, officers’, agents’, employees’ and controlling persons’ gross negligence or willful misconduct in performing the services that are the subject of this Agreement.
          (b) The Company acknowledges that the Dealer Managers and their affiliates are engaged in a broad range of securities activities and financial services. In the ordinary course of the Dealer Managers’ business, the Dealer Managers or their affiliates (i) may at any time hold long or short positions, and may trade or otherwise effect transactions, for the Dealer Managers’ own account or the accounts of customers, in debt or equity securities of the Company or Petrobras, its affiliates or any other company that may be involved in the transactions contemplated hereby and (ii) may at any time be providing or arranging financing and other financial services to companies that may be involved in a competing transaction.
          4. The Exchange Offer Materials. (a) The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form F-4 (File No. 333-138345-01), including an exchange prospectus, relating to the New Securities. The registration statement, as amended as of the date hereof, including the exhibits thereto and all documents incorporated by reference in the prospectus contained therein, if any, at the date and time it became effective under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement.” The exchange prospectus included in the Registration

Statement at the time it is declared effective is hereinafter referred to as the “Exchange Prospectus.”
          (b) The Company agrees to furnish you, without charge, with as many copies as you may reasonably request of (i) the Registration Statement, and the Exchange Prospectus and any amendments or supplements thereto, (ii) the accompanying letter of transmittal (as the same may be amended, the “Letter of Transmittal”), (iii) any issuer free writing prospectuses as defined in Rule 433 under the Securities Act relating to the Exchange Offers (each, an “Issuer Free Writing Prospectus”), if any, to be filed with the Commission prior to the Settlement Date, (iv) any other free writing prospectus as defined in Rule 405 under the Securities Act relating to the Exchange Offers (each a “Free Writing Prospectus”) that the parties hereto shall hereafter agree in writing to treat as part of the Exchange Offer Materials; (v) any advertisements, press releases or summaries relating to the Exchange Offers, (vi) any forms, if necessary, of letters to brokers, dealers, commercial banks, trust companies and other nominees relating to the Exchange Offers under the rules of the Depository Trust Company (the “Clearing System”) or otherwise, (vii) any guidelines for certification for taxpayer identification number, (viii) any notice of guaranteed delivery of the Old Securities, if applicable, and (ix) any supplements or amendments to any of the foregoing, as well as such other documents and information as the Company may prepare or approve for use in the Exchange Offers, including any materials hereafter incorporated therein (collectively, the “Exchange Offer Materials”). You and any other broker or dealer or any commercial bank or trust company are authorized to use copies of the Exchange Offer Materials in accordance with the terms and conditions of this Agreement without assuming any responsibility for independent investigation on your part.
          (c) The Company agrees that, at a reasonable time prior to using or filing with any governmental agency or instrumentality, any Exchange Offer Materials (including the filing of any information or documents to be incorporated by reference in the Exchange Offer Materials), it will first submit copies of such materials to you and will not use any Exchange Offer Materials without your prior approval, which shall not be unreasonably withheld. During the period of the Exchange Offers, the Company will inform you promptly after it receives notice or becomes aware of the happening of any event, or the discovery of any fact, which it believes would require the making of any material change in any Exchange Offer Materials then being used or would materially affect the truth, accuracy or completeness of any representation or warranty contained in this Agreement as if such representation or warranty were being made immediately after the happening of such event or the discovery of such fact.
          (d) The Company shall also advise the Dealer Managers promptly of (i) the occurrence of any event that could cause the Company to extend, modify, withdraw or terminate the Exchange Offers, (ii) any requirement to amend or supplement any Exchange Offer Materials, (iii) the filing of any action or institution of any proceeding or any threat of an action or proceeding of which it is aware in connection with the Exchange Offers and (iv) any other information relating to the Exchange Offers that the Dealer

Managers may from time to time reasonably request in the performance of their duties hereunder.
          5. Consideration. The Company and Petrobras jointly and severally agree to pay to UBS and Morgan Stanley, as compensation for services as Dealer Managers in connection with the Exchange Offer a fee of 0.30% multiplied by the aggregate principal amount of all Reopening Notes issued in the Exchange Offers (the “Fee”). The Fee shall be split equally between the Dealer Managers. The Fee shall be payable in full on the date of completion of the Exchange Offers.
          6. Expenses of Dealer Manager and Others. Regardless of whether the Exchange Offers occur or are consummated, and in addition to the Fee, the Company and Petrobras, jointly and severally agree to pay (or, to the extent that the Dealer Managers shall have paid for any of the following items, to reimburse the Dealer Managers for such payments) on the applicable settlement date, or, if applicable, other termination date, of the Exchange Offer all reasonably incurred and documented expenses incurred in connection with the transactions contemplated by this Agreement relating to such Exchange Offer, including but not limited to: (a) all fees and expenses relating to the preparation, filing, printing, mailing and dissemination of the Exchange Offer Materials and any other material prepared in connection with the Exchange Offers, (b) all advertising charges (other than any incurred by the Dealer Managers pursuant to Section 13 hereof) approved by the Company or Petrobras, (c) all fees and expenses of the Company’s counsel, counsel to the Trustee and accountants, (d) all fees and expenses of the Information Agent (as defined below), the Depository (as defined below), any tabulation agent or paying agent, the Clearing System and any other person or entity rendering services in connection therewith, (e) to brokers and dealers (including you), commercial banks, trust companies and other nominees the amount of their customary mailing and handling expenses in connection with forwarding the Exchange Offer Materials to their customers, (f) all fees and expenses (excluding the fees and expenses of your counsel, including any local counsel) incurred by you in connection with your services as Dealer Managers, and the following percentage of the fees and expenses of your counsel, including any local counsel, under the following circumstances: (i) all of such fees and expenses if the principal amount of Reopening Notes issued is less than equal to $200 million or if the Exchange Offers are terminated other than due to a breach of this Agreement by the Dealer Managers and (ii) half of such fees and expenses if the principal amount of Reopening Notes issued exceeds $200 million and is less than $400 million (g) all expenses incident to the preparation, issuance and delivery of the New Securities, the qualification of the New Securities under the state securities or “blue sky” laws in accordance with the provisions of Section 9(c), if applicable, including the reasonable fees and disbursements of your counsel, (h) any fees charged by ratings agencies for the rating of the New Securities and the filing fees and expenses, if any, incurred with respect to any filing with the National Association of Securities Dealers, Inc. made in connection with the offering of the New Securities, and (i) all fees and expenses in connection with the preparation and filing of the registration statement on Form 8-A relating to the New Securities and all costs and expenses incident to listing the New Securities on the New York Stock Exchange. Notwithstanding the foregoing, in the event that the Exchange Offers are withdrawn, terminated or cancelled, the Company’s and Petrobras’ obligations to pay expenses under this Section 6 shall extend only to reasonably incurred and documented expenses accrued as of the date of such withdrawal, termination or cancellation. All payments to be made pursuant to this section 6 for the reimbursement of expenses shall be payable free and clear of any withholding or deduction for or on account of any present or future taxes, duties, levies or governmental charges of whatsoever nature imposed or levied by or on behalf of Brazil or the Cayman Islands or any political subdivision thereof or therein having power to tax and all Brazilian or Cayman Islands withholding taxes unless such withholding is required by law. Each of the Company and Petrobras agrees that, if it becomes legally required to make any such withholdings or deduction in connection with payment of expenses, it shall pay such additional amounts as shall result in receipt by the Dealer Managers of such amounts as would have been received by them had no such withholding or deduction been required. The preceding sentence shall not apply to any tax imposed on the Dealer Managers as a result of any existing or former connection of the Dealer Managers with the taxing jurisdiction other than the execution of this Agreement and the performance by the Dealer Managers of their obligations hereunder.
          7. Securityholder Lists; Depository; Information Agent. (a) The Company will use its reasonable best efforts to provide you or cause the Trustee or the Clearing System to provide you with cards or lists or other records in such form as you may reasonably request in reasonable quantities or copies thereof showing the names and addresses of, and principal amounts of Old Securities held by, the holders of the Old Securities as of a recent date, and will advise you or cause the Trustee or the Clearing System to advise you from day to day during the period of the Exchange Offers as to any transfers of record of Old Securities. You agree to use such information only in connection with the Exchange Offers and, unless such information becomes publicly available (other than by your breach of the following undertaking), not to furnish such information to any other person except in connection with the Exchange Offers or as required by law or upon request of any governmental or regulatory agency or any securities exchange having jurisdiction with respect to you, as Dealer Managers, or the Exchange Offers.
          (b) The Bank of New York has been appointed to serve as Depository (the “Depository”) in connection with the Exchange Offers and has been instructed to advise you at least daily as to (i) the amount of Old Securities validly and effectively tendered on such day; (ii) the amount of Old Securities validly tendered represented by certificates physically held by the Depository on such day; (iii) the cumulative total of Old Securities in categories (i) and (ii) above; and (iv) any other information as you may reasonably request in connection with the Exchange Offers. Any fees and expenses payable to the Depository shall be borne by the Company and/or Petrobras.
          (c) D. F. King & Co. has been appointed to serve as information agent (the “Information Agent”) in connection with the Exchange Offers and, as such, to advise you as to such matters relating to the Exchange Offers as you may request and furnish you with any written reports concerning any such information as you may request. Any fees and expenses payable to the Information Agent shall be borne by the Company and/or Petrobras.
          (d) The Bank of New York has been appointed to serve as Luxembourg agent (the “Luxembourg Agent”) in connection with the Exchange Offers and, as such, to advise you as to such matters relating to the Exchange Offers as you may request and furnish you with any written reports concerning any such information as you may request.
          (e) The Bank of New York has been appointed to serve as exchange agent (the “Exchange Agent”) in connection with the Exchange Offers. The Company will instruct the Exchange Agent to advise you at least daily as to such matters relating to the Exchange Offers as you may request and to furnish you with any written reports concerning any such information as you may request.
          (f) You are hereby authorized to communicate directly with the Clearing System, the Depository, the Information Agent, the Luxembourg Agent, the Exchange Agent and the Trustee in connection with matters relating to the Exchange Offers; provided that you keep the Company and Petrobras reasonably informed of such communications.
          8. Representations and Warranties of the Company. The Company and Petrobras jointly and severally represent and warrant to you, as of the date hereof, as of each date that any Exchange Offer Materials are published, sent, given or otherwise distributed (the “Commencement Date”), throughout the Exchange Offers, and as of the date the Old Securities are first accepted for exchange by the Company pursuant to the Exchange Offers and as of the date the New Bonds are issued and the Exchange Offers are settled (the “Settlement Date”) that:
          (a) the Company has been duly incorporated and is validly existing as a limited company in good standing under the laws of the Cayman Islands. Each of the Company’s subsidiaries has been duly incorporated and is validly existing as a corporation in good standing (to the extent that good standing is applicable under applicable law) under the laws of the jurisdiction in which it was chartered or organized. Each of the Company and its subsidiaries has the full corporate power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Exchange Offer Materials. The Company has the full corporate power and authority to enter into and perform its obligations under the Exchange Offer Materials to which it is a party, the New Securities and the Indenture and is duly qualified to do business as a foreign corporation under the laws of each jurisdiction which requires such qualification except where the failure to be so qualified will not have a Material Adverse Effect. For the purposes of this Agreement, the term “Material Adverse Effect” shall mean (A) any material adverse effect on the condition (financial or otherwise), results of operation or prospects of either the Company or Petrobras, together with their respective consolidated subsidiaries or (B) any material adverse effect on the ability of the Company, Petrobras or any other person to perform their respective obligations under any of the Exchange Offer Materials;
          (b) Petrobras has been duly organized and is validly existing as a sociedade de economia mista in good standing (to the extent that good standing is applicable under applicable law) under the laws of Brazil. Each of Petrobras’ Material Subsidiaries has been duly incorporated and is validly existing as a corporation in good standing (to the extent that good standing is applicable under applicable law and relevant) under the laws of the jurisdiction in which it is chartered or organized. Each of Petrobras and its Material Subsidiaries is licensed (if and to the extent required by law) and has the full corporate power and authority to own or lease, as the case may be, and to operate its properties and to conduct its business as described in the Exchange Offer Materials and to enter into and perform its obligations under the Exchange Offer Materials to which it is a party, and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction which requires such qualification, except where the failure to be so qualified will not have a Material Adverse Effect. Petrobras owns, directly or indirectly, all of the outstanding equity interests of the Company and its other Material Subsidiaries. For the purposes of this Agreement, the term “Material Subsidiary” shall mean, as to any person, any subsidiary of such person which, on any given date of determination, accounts for more than 5% of such person’s total assets, as such total assets are set forth on the most recent consolidated financial statements of such person prepared in accordance with U.S. generally accepted accounting principles (or if any such person does not prepare financial statements in U.S. generally accepted accounting principles, consolidated financial statements prepared in accordance with such other generally accepted accounting principles then applicable to such person);
          (c) this Agreement has been duly authorized, executed and delivered by each of the Company and Petrobras; each other document executed and delivered in connection herewith to which either the Company or Petrobras is a party has been duly authorized and, assuming due authorization, execution and delivery thereof by each other party to those documents (other than the Company or Petrobras), when executed and delivered by the Company or Petrobras, will constitute a legal, valid and binding agreement of the Company or Petrobras, as the case may be, enforceable against each of the Company or Petrobras in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the descriptions of the Exchange Offer Materials fairly summarize the rights and obligations of the parties thereto;
          (d) the New Securities have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture, will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (e) the Company will accept Old Securities in exchange for New Securities in accordance with and subject to the terms and conditions of the Exchange Offers.

          (f) prior to the termination of the exchange of the Old Securities for New Securities, neither Petrobras nor PIFCo has filed any amendment to the Registration Statement or supplement to any of the Exchange Offer Materials which shall not have previously been furnished to the Dealer Managers or of which the Dealer Managers shall not previously have been advised or to which any Dealer Managers shall have reasonably objected in writing.
          (g) the Indenture has qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), and all filings and other actions required under the TIA to permit the use of the Indenture, the issuance of the New Securities thereunder and the execution by Petrobras and the Trustee of the Standby Purchase Agreement have been made and taken prior to the date hereof;
          (h) the Amended and Restated Fifth Supplemental Indenture and the Standby Purchase Agreement have been duly authorized, and when executed and delivered by the Company and Petrobras will be valid and binding agreements of the Company and Petrobras, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (i) neither the Company nor Petrobras is currently in violation of its charter, by-laws or comparable organizational documents; neither the exchange of the New Securities for Old Securities pursuant to the Exchange Offers, the execution and delivery of any of the Exchange Offer Materials nor the consummation of any of the transactions described or contemplated therein, nor the fulfillment of the terms thereof will conflict with, or give rise to any right to accelerate the maturity or require the prepayment, repurchase or redemption of any indebtedness under, or result in an breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or Petrobras or any of their subsidiaries pursuant to (i) the charter, by-laws or comparable organizational documents of either of the Company, Petrobras or any of their Material Subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which either of the Company or Petrobras or any of their subsidiaries is a party or is bound or to which any of their property or assets is subject or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to either of the Company or Petrobras or any of their subsidiaries, except in the case of clauses (ii) or (iii) such as could not reasonably be expected to have a Material Adverse Effect;
          (j) the Exchange Offers, the exchange of the New Securities for Old Securities pursuant to the Exchange Offers, the execution of the Indenture and the Standby Purchase Agreement, the issuance of the New Securities and all other actions by the Company and Petrobras contemplated in the Exchange Offer Materials, including the satisfaction of the conditions contained therein, and the execution, delivery and performance of this Agreement will not violate, conflict with or constitute a breach of any of the terms or provisions of or a default under (or an event that with notice or the lapse of time, or both, would constitute a default), or (other than consents, approvals or filings which have already been obtained or made or will be obtained or made prior to launch or the Settlement Date of the Exchange Offers, as applicable) require any consent, approval or filing under, or result in the creation or imposition of a lien, charge or encumbrance on any property or assets of the Company, Petrobras or any of their subsidiaries or an acceleration of any indebtedness of the Company, Petrobras or any of their subsidiaries pursuant to, (i) the charter, bylaws or other constitutive documents of the Company, Petrobras or any of their subsidiaries, (ii) assuming the consummation of the transactions contemplated thereby, any agreements and instruments to which the Company, Petrobras or any of their respective subsidiaries is a party or bound (including the Indenture), (iii) any law, statute, rule or regulation applicable to the Company, Petrobras or any of their respective subsidiaries, including, without limitation, Sections 10 and 14 of the Securities Exchange Act of 1934 (“1934 Act”) and Rules 10b-5, 14e-1 and 14e-3 thereunder, the Trust Indenture Act of 1939, as amended (the “TIA”) and the rules and regulations thereunder, the various state securities or “blue sky” laws, and all other governmental, regulatory, administrative, stock exchange, including the rules and regulations of the Luxembourg stock exchange (the “LSE”) or similar authorities having jurisdiction over the Company, Petrobras, their subsidiaries or affiliates, or their business, operations or assets (collectively, “Other Applicable Securities Laws”), or (iv) any judgment, order or decree of any court or governmental agency or authority having jurisdiction over the Company, Petrobras or any of their subsidiaries or their respective assets or properties;
          (k) as of the Commencement Date, as of the time and date the Exchange Offers expire (the “Expiration Date”) and as of the Settlement Date, the Company and Petrobras meet the requirements for use of Form F-4 under the Securities Act; as of the Commencement Date, the Expiration Date and the Settlement Date, the Registration Statement and the Exchange Prospectus, as amended or supplemented, complied and will comply in all material respects with the requirements of the Securities Act and the rules and regulations of the Commission thereunder; the Registration Statement did not, as of the time of its effectiveness, and as of the Expiration Date and the Settlement Date, as amended and supplemented, will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and the Exchange Prospectus, as amended or supplemented, as of the Commencement Date, the Expiration Date and the Settlement Date, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither the Company nor Petrobras make any representation or warranty as to (i) statements or omissions in the Registration Statement or the Exchange Prospectus made in reliance upon and in conformity with information furnished in writing to the Company and Petrobras by UBS or Morgan Stanley, specifically for inclusion therein, which shall consist solely of the name and address of each Dealer Manager on the back cover of the Exchange Prospectus and the third sentence in the second paragraph under the caption “Dealer Managers,

Exchange Agent and Information Agent” in the Exchange Prospectus (the “Dealer Manager Information”) or (ii) that part of the Registration Statement that constitutes the Statement of Eligibility (Form T-1) under the Trust Indenture Act of the Trustee;
          (l) the Disclosure Package (as defined herein), at the Expiration Date, when taken as a whole, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with information furnished in writing to the Company and Petrobras by any Dealer Manager specifically for use therein. For purposes of this agreement (i) the Exchange Prospectus, as amended and supplemented as of the Expiration Date, (ii) any Issuer Free Writing Prospectus, if any, to be filed with the Commission prior to the Expiration Date, and (iii) any Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of this Disclosure Package, taken as a whole, used on or before the Expiration Date, are hereinafter referred to as the “Disclosure Package.”
          (m) the Registration Statement has become effective on or prior to the Commencement Date and no stop order suspending the effectiveness of the Registration Statement is in effect; and no restraining order, injunction or denial of an application for approval has been issued, and no proceedings, litigation or investigations have been initiated or, to the best of the Company’s knowledge, threatened, by or before the Commission or any other agency (including any court) of the United States or the State of New York with respect to the commencement or consummation of the Exchange Offers or the execution, delivery or performance of this Agreement, the Indenture or the New Securities, or to which the Company or any of its subsidiaries is subject, that are required to be disclosed in the Registration Statement or the Exchange Prospectus, other than proceedings accurately described in the Registration Statement or the Exchange Prospectus;
          (n) no action, suit or proceeding by or before any governmental authority involving the Company or Petrobras or any of their subsidiaries or their property or assets is pending, or, to the best knowledge of the Company and Petrobras, threatened, involving or in any way relating to (i) this Agreement, any of the other Exchange Offer Materials or the transactions contemplated herein or therein or (ii) any other matter that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Exchange Offer Materials. Neither the Company nor Petrobras nor any of their subsidiaries is in violation of or in default with respect to any applicable statute (including, without limitation, any applicable provision of the Sarbanes-Oxley Act, including any rules or regulations thereunder or related thereto), rule, writ, injunction, decree, order or regulation of any governmental authority having jurisdiction over such person which is reasonably likely to have a Material Adverse Effect;

          (o) the Company and Petrobras will exchange, and will cause their respective subsidiaries to exchange, any and all Old Securities held by them for New Securities in accordance with the procedures described in the Exchange Prospectus;
          (p) assuming the satisfaction of the conditions to the Exchange Offers (as set forth in the Exchange Prospectus), sufficient funds will be available to the Company to enable the Company to pay, and the Company will pay, in accordance with and subject to the terms of the Exchange Offers and Section 6, the full cash payment (and related costs) of the Old Securities pursuant to the Exchange Offers and all related expenses (including, but not limited to, expenses payable hereunder)
          (q) neither the Company nor Petrobras is, and after giving effect to the transactions contemplated hereby, will be an “investment company,” or a company “controlled by” an “investment company” as such terms are defined in the United States Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations of the Commission promulgated thereunder;
          (r) Ernst & Young Auditores Independentes and KPMG Auditores Independentes (who have certified the financial statements of the Company and Petrobras and supporting schedules and information of the Company and Petrobras and their consolidated subsidiaries and delivered their reports with respect to the audited (with respect to Ernst & Young Auditores Independentes) and unaudited consolidated financial statements and other financial information included or incorporated by reference in the Exchange Prospectus relating to the Company, Petrobras and their consolidated subsidiaries) are independent public accountants within the meaning of the Code of Professional Conduct of the American Institute of Certified Public Accountants and the applicable requirements of Regulation S-X under the Securities Act and the Exchange Act and are certified public accountants with respect to the Company and Petrobras under the standards established by the local authorities in the Cayman Islands, if applicable, and Brazil;
          (s) all documents incorporated or deemed to be incorporated by reference in the Exchange Offer Materials or from which information is so incorporated by reference, when they became effective or were filed with the Commission, as the case may be, complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the 1934 Act, as applicable, and the rules and regulations promulgated thereunder; and any documents so filed and incorporated by reference subsequent to the date of this Agreement and prior to or on the date of the closing of the Exchange Offers, when they are filed with the Commission, shall conform in all material respects with the requirements of the 1934 Act, and the rules and regulations thereunder and when read together with the other information in the Exchange Offer Materials, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

          (t) the financial statements of the Company and Petrobras set forth or incorporated by reference in the Exchange Prospectus, together with the related notes, have been prepared in accordance with accounting principles generally accepted in the United States applied on a consistent basis throughout the periods involved (except as otherwise noted therein) and present fairly in all material respects the financial condition, results of operations and cash flows of the Company and Petrobras as of the dates and for the periods indicated. Except as disclosed in the Exchange Prospectus, there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of either of the Company or Petrobras and their consolidated subsidiaries, taken as a whole since the respective dates as of which such information is given in the Exchange Offer Materials. The segment data and other financial and statistical information incorporated by reference in the Exchange Offer Materials present fairly the information included therein and have been prepared on a basis consistent with that of the financial statements that are incorporated by reference in the Exchange Offer Materials and the books and records of the respective entities presented therein;
          (u) as soon as practicable after the commencement of the Exchange Offers, the Company will have made appropriate arrangements, to the extent applicable, with the Clearing System to allow for the book-entry movement of the exchanged Old Securities between the Clearing System participants and the Exchange Agent;
          (v) neither the Company nor Petrobras, nor any of their affiliates, nor any person acting on their behalf, has paid or agreed to pay any person any compensation for soliciting exchanges of the New Securities for Old Securities pursuant to the Exchange Offers (other than you, the Luxembourg Agent, the Depository, the Exchange Agent and the Information Agent) within the last 90 days, except as contemplated by this Agreement;
          (w) neither the Company nor Petrobras, nor any of their affiliates, nor any person acting on their behalf, has, directly or indirectly, taken any action designed to cause or that has constituted or that might reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of either the Company or Petrobras to facilitate the Exchange Offers or encourage tenders by holders of Old Securities in the Exchange Offer;
          (x) all consents, approvals, authorizations, orders, registrations, clearances or qualifications (“Governmental Authorizations”) of or with any court, ministry or governmental agency or other regulatory body (including any necessary approval from the Brazilian Central Bank) (“Governmental Agency”) in the Federative Republic of Brazil (“Brazil”) or the Cayman Islands required for the Exchange Offers have been obtained and are in full force and effect; and the consummation by the Company and Petrobras of the transactions contemplated by this Agreement and the Exchange Offers are and will be on the Settlement Date in compliance with all applicable laws, decrees and regulations of Brazil or the Cayman Islands or of any Governmental Agency of Brazil or the Cayman Islands;

          (y) except as provided in the Exchange Offer Materials, to ensure the legality, validity, enforceability or admissibility into evidence of any of the Exchange Offer Materials, it is not necessary that any such other document be filed or recorded with any Governmental Authority in Brazil or the Cayman Islands (other than such authorizations or filings that have already been obtained or made, as applicable), or that any stamp or similar tax be paid in either Brazil or the Cayman Islands on or in respect of any such document, other than the court costs, including (without limitation) filing fees and deposits to guarantee judgment required by a Brazilian court of law, and except that (A)(i) this Agreement shall have been translated into Portuguese by a sworn translator and (ii) the signatures of the parties thereto that execute this Agreement outside of Brazil shall have been notarized by a notary public licensed as such under the law of the place of signing and the signature of such notary public shall have been authenticated by the Brazilian Consulate and (B) this Agreement, together with its sworn Portuguese translation, shall have been registered with appropriate Registry of Deeds and Documents in Brazil, which registration may be made at any time for judicial enforcement thereof in Brazil. It is not necessary under the laws of Brazil or the Cayman Islands that any of the holders of the Old Securities be licensed, qualified or entitled to carry on business in either Brazil of the Cayman Islands by reason of the execution, delivery, performance or enforcement of any of the Exchange Offer Materials;
          (z) there are no Cayman Islands taxes on or by virtue of the execution or delivery of this Agreement or any of the other Exchanger Offer Materials or any other document to be furnished hereunder or thereunder. Payments to be made by the Company or Petrobras or any other party to any of the Exchange Offer Materials will not be subject to Cayman Islands taxes. Provided these documents or Old Securities are not executed or brought into the Cayman Islands, there are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of any of the Exchange Offer Materials or the consummation of any of the other transactions described therein of the exchange by the Company of New Securities for Old Securities pursuant to the Exchange Offers;
          (aa) there is no tax, levy, impost, deduction, charge or withholding imposed, levied or made by or in the Cayman Islands or Brazil or any political subdivision or taxing authority thereof or therein on or by virtue of the execution or delivery of this Agreement or any of the other Exchange Offer Materials. The Company and Petrobras intend to make all payments pursuant to this Agreement and the Exchange Offer Materials from funds outside of Brazil.
          (bb) no stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Dealer Managers to the Company, Petrobras or Brazil or the Cayman Islands or any political subdivision or taxing authority thereof or therein in connection with exchanges of New Securities for Old Securities made by the Dealer Managers;
          (cc) except as set forth in the Exchange Offer Materials, there is no income, transfer, capital gains, stamp or other tax, duty, levy, deduction or other charge imposed on you (whether by withholding or otherwise) by the Cayman Islands or Brazil (including any political subdivision thereof) or any governmental agency or other governmental or taxing authority or agency of the Cayman Islands or of Brazil either (i) on or by virtue of the execution, delivery or performance by the Company and Petrobras of this Agreement, the consummation of the Exchange Offers or the execution, delivery or performance by the Company and Petrobras of any of the other documents and instruments to be executed and delivered by the Company and Petrobras in connection with the Exchange Offers (to the extent that this Agreement and all such other documents and instruments are executed and kept outside of the Cayman Islands) or (ii) on any payment to be made under or pursuant to this Agreement, assuming in each case, that you are not a resident of the Cayman Islands or Brazil or have a permanent establishment in the Cayman Islands or Brazil;
          (dd) this Agreement is, or will be, as applicable, in proper legal form under the laws of Brazil or the Cayman Islands for the enforcement thereof in Brazil or the Cayman Islands against the Company or Petrobras;
          (ee) none of the holders of the Old Securities or the Dealer Managers will be deemed resident, domiciled, carrying on business or subject to taxation in Brazil or the Cayman Islands solely by the execution, delivery, performance or enforcement of any of the Exchange Offer Materials or by virtue of the ownership or exchange of a New Security for an Old Security assuming that none of such persons is a resident of Brazil or the Cayman Islands or has a permanent establishment or a fixed base in Brazil or the Cayman Islands;
          (ff) the indemnification and contribution provisions set forth in Section 10 hereof do not contravene Brazilian or Cayman Islands law or public policy;
          (gg) the Company and Petrobras are subject to civil and commercial law in respect of their obligations hereunder and they are not, nor are any of their properties, assets or revenues subject to any right of immunity under Cayman Islands, Brazilian or New York law, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any Cayman Islands, Brazilian, New York or U.S. federal court, from service of process, attachment upon or prior to judgment, or attachment in aid of execution of judgment, or from execution of a judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of a judgment, in any such court with respect to its obligations, liabilities or any other matter under or arising out of or in connection herewith; and, to the extent that the Company, Petrobras or any of their properties, assets or revenues may have or may hereafter become entitled to any such right of immunity in any such court in which proceedings arising out of, or relating to the transactions contemplated hereby, may at any time be commenced, the Company and Petrobras have waived or will waive such right to the extent permitted by law and have consented to such relief and enforcement as provided herein;

          (hh) the submission of the Company and Petrobras to the non-exclusive jurisdiction of the courts of the Supreme Court of the State of New York, County of New York, and the United States District Court for the Southern District of New York (each, a “New York court”) in Section 19 hereof is legal, valid and binding under the laws of Brazil and the Cayman Islands; the appointment of Petrobras’ New York office located at 570 Lexington Avenue, 43rd Floor, New York, New York 10022 as its authorized agent for the purpose described in Section 19 below and under each of the other Transaction Documents, as applicable, is legal, valid and binding under the laws of Brazil and the Cayman Islands; and the choice of law provision set forth in Section 20 below is legal, valid and binding under the laws of Brazil and the Cayman Islands; and
          (ii) (1) Any judgment issued by a New York court under this Agreement will be recognized and enforced in the courts of the Cayman Islands without any re-examination of the merits at common law, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, where the judgment is final and in respect of which the foreign court had jurisdiction over the defendant according to the Cayman Islands conflict of law rules and which is conclusive, for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations, and which was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands; and
          (2) Any judgment issued by a New York court under this Agreement will be recognized as legally binding, and may be enforced or executed in Brazil without a local court reopening the case if such judgment has been previously ratified by the Superior Court of Justice of Brazil, such ratification being available only if (a) the judgment fulfills all formalities required for its enforceability under the laws of the State of New York, (b) the judgment was issued by a competent court after proper service of process on the parties, which service of process, if made in Brazil, must comply with Brazilian law, (c) the judgment is not subject to appeal, (d) the judgment was authenticated by a Brazilian consulate in the State of New York, (e) the judgment was translated by a sworn translator and (f) the judgment is not against Brazilian public policy, good morals or national sovereignty.
          9. Additional Covenants. (a) Prior to and during the period up to the Settlement Date, the Company shall advise you promptly of (i) the occurrence of any event or the discovery of any fact that could reasonably be expected to cause or that causes the Company to fail to commence, withdraw, rescind or terminate any Exchange Offers or could reasonably be expected to permit the Company to exercise any right not to exchange New Securities for Old Securities exchanged thereunder, (ii) the occurrence of any event, or the discovery of any fact, the occurrence or existence of which could reasonably be expected to require the making of any change in the Exchange Offer Materials or could reasonably be expected to cause a representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (iii) any proposal or requirement to modify, amend or supplement any of the Exchange Offer Materials, (iv) the issuance of any comments or order or the taking of any other action by the Commission, any other securities commission or other similar authority, any stock exchange on which the securities of the Company or Petrobras are listed (collectively, “Other Regulatory Authorities”) or any administrative or judicial tribunal or other governmental agency or instrumentality concerning the Exchange Offers (and, if in writing, will furnish you a copy thereof), (v) the commencement or threat in writing of any lawsuit or government proceeding in connection with the Exchange Offers, (vi) the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Exchange Prospectus or any of the Exchange Offer Materials, (vii) any request by the Commission to amend or supplement the Registration Statement, the Exchange Prospectus or the other Exchange Offer Materials or for additional information and (viii) any other information relating to the Exchange Offers that you may from time to time reasonably request. The Company and Petrobras agree to provide the Dealer Managers with reasonable access to the officers, directors, accountants, counsel, consultants and other appropriate agents and representatives of the Company and Petrobras.
          (b) The Company and you each agree to keep the other reasonably informed as to the progress of the Exchange Offers during the pendency thereof, including providing information as to the number and amount of New Securities that have been exchanged for Old Securities pursuant to the Exchange Offers.
          (c) The Company, Petrobras and the Dealer Managers will comply with all applicable requirements of law, including, without limitation, (i) the 1934 Act and the rules and regulations promulgated thereunder (other than, in the case of the Company and Petrobras, broker-dealer regulations), and the various state securities or “blue sky” laws, and (ii) Other Applicable Securities Laws, in each case in connection with the Exchange Offers and the other matters contemplated thereby and by this Agreement.
          (d) The Company and Petrobras agree that at all times subsequent to the date hereof up until the Settlement Date, the Exchange Offer Materials will comply with all applicable requirements of law and the Exchange Offer Materials will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that notwithstanding the foregoing, if at any time during the period of the Exchange Offer any event shall occur or condition shall exist as a result of which the Exchange Offer Materials will not comply in all material respects with all applicable requirements of law, or such Exchange Offer Materials will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, then the Company and Petrobras shall either (i) promptly prepare such amendment or supplement to the Exchange Offer Materials as may be necessary in order to correct such false or misleading statement or omission, and take such action to make the Exchange Offer Materials comply with the requirements of law, and provide copies of such amendment or supplement to the Dealer Managers for distribution to the holders of Old Securities if it shall be necessary or desirable to so distribute such amendment or supplement to comply with the requirements of law, or (ii) withdraw from, cancel, rescind or otherwise terminate the Exchange Offers.

          (e) The Company will disseminate, as required, any and all necessary amendments and supplements to any documents to be filed or furnished with the Commission, Other Regulatory Authorities or any other agency including the LSE, or to be distributed to the holders of the Old Securities relating to the Exchange Offers and will promptly furnish to you true and complete copies of each such amendment and supplement prior to the distribution thereof.
          (f) The Company will commence the Exchange Offers as soon as practicable by issuing a press release or notice required pursuant to the terms of the indentures relating to the Old Securities or the rules of the LSE, distributing or causing to be distributed, mailing or causing to be mailed on its behalf copies of the Exchange Prospectus and any other Exchange Offer Materials to each holder of Old Securities.
          (g) The Company and Petrobras will use all commercially reasonable efforts to cause the Registration Statement and any post-effective amendments thereto to promptly become effective.
          (h) In connection with the services to be provided by you hereunder, the Company and Petrobras agree to furnish you and your counsel with all information concerning the Company that you reasonably deem appropriate and agrees to provide you with reasonable access to its officers, directors, accountants, counsel, consultants and other appropriate agents and representatives.
          (i) Neither the Company nor Petrobras will take, directly or indirectly, any action that is designed to cause or result, or which might reasonably be expected to cause or result, under the 1934 Act or otherwise, in stabilization or manipulation of the price of any securities to facilitate the exchange of New Securities for Old Securities in the Exchange Offers.
          (j) Prior to the Settlement Date, neither the Company nor Petrobras will, or will permit any of their affiliates to, acquire any New Notes.
          (k) The Company and Petrobras will pay any stamp, issue, registration, transaction or similar documentary taxes and duties, including interest and penalties, payable on or in connection with the creation, issue and offering of the New Securities, or the execution or delivery of the Exchange Offer Materials or the enforcement by the Dealer Managers of this Agreement against the Company and Petrobras or any transaction carried out pursuant to this Agreement; and, in addition to any amount payable by it under this Agreement, any value-added, turnover or similar tax payable in respect of that amount (and references in this Agreement to such amount shall be deemed to include any such taxes so payable in addition to it and express mention of such payment of any taxes (if applicable) in any provisions hereof shall not be construed as excluding such payment of any taxes in those provisions hereof where such express mention is not made); the Company and Petrobras will indemnify each Dealer Manager against any loss, liability, cost, claim, action, demand or expense (including, but not limited to, reasonable legal fees) which such Dealer Manager may incur or which may be made against such Dealer

Manager arising out of or in relation to or in connection with any failure to pay or delay in paying any such taxes.
          10. Indemnification. (a) Notwithstanding any other provision of this Agreement, if either Dealer Manager becomes involved in any capacity in any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder, noteholder or derivative action or arbitration proceeding) (collectively, a “Proceeding”) arising out of or based upon this Agreement, including, without limitation, services and activities with regard to the Exchange Offers prior to the date of this Agreement, the Company and Petrobras jointly and severally agree to reimburse each Dealer Manager for all reasonably incurred and documented fees and expenses properly incurred (including counsel fees and expenses, and the costs of any investigation and preparation conducted by or on behalf of such Dealer Manager) as such expenses are incurred by such Dealer Manager in connection therewith. The Company and Petrobras jointly and severally agree to indemnify, defend and hold each Dealer Manager and their respective officers and directors harmless, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Exchange Offer Materials or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statements were made, not misleading (other than the Dealer Manager Information), (ii) any withdrawal, termination or cancellation by the Company of, or failure by the Company to, make or consummate the Exchange Offers or the transactions contemplated thereby, (iii) any action taken or omitted to be taken by an indemnified person pursuant to this Agreement or with the consent of the Company or in conformity with actions taken or omitted to be taken by the Company, or (iv) any breach by the Company or Petrobras of any representation or warranty or failure to comply with any agreement contained herein, or (v) the transactions contemplated in this Agreement, including, without limitation, services and activities with regard to the Exchange Offers prior to the date of this Agreement, except to the extent that, in the case of clause (i), it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that such losses, claims, damages, liabilities and expenses resulted solely from the Dealer Manager Information, or, in the case of clauses (iii) and (v), it shall be determined by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or other review that such losses, claims, damages, liabilities and expenses resulted solely from the gross negligence or willful misconduct of such Dealer Manager in performing the services that are the subject of this Agreement.
          (b) Upon receipt of actual notice of a Proceeding against a Dealer Manager with respect to which indemnity may be sought hereunder, such Dealer Manager shall promptly notify the other Dealer Manager, the Company and Petrobras in writing, provided that the failure to so notify the Company and Petrobras will not relieve the Company or Petrobras of any liability that the Company and Petrobras may have on account of this indemnity or otherwise unless and to the extent they did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses. If requested by a Dealer Manager, the Company and Petrobras may assume the defense of any such Proceeding, including the employment of counsel reasonably satisfactory to the Dealer Managers, and in such event, the Company and Petrobras shall have the right, subject to the other terms of this Agreement, to defend, handle, settle, compromise and otherwise deal with any and all such matters for itself and the Dealer Managers. A Dealer Manager shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Dealer Manager, unless (i) the Company and Petrobras shall have failed promptly to assume the defense thereof and employ counsel as provided above after notice of commencement of a Proceeding or (ii) the named parties to any such Proceeding include such Dealer Manager and the Company and/or Petrobras, and such Dealer Manager shall have been advised by counsel that there is a potential or actual conflict in the Company’s and/or Petrobras’ interests on the one hand and such Dealer Manager’s interests on the other hand, or that there may be one or more legal defenses available to it that are different from or in addition to those available to the Company and/or Petrobras, provided that the Company and Petrobras shall not in any event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Proceeding, in addition to any local counsel. Such separate counsel shall be designated by UBS and Morgan Stanley.
          (c) If such indemnification were for any reason not to be available or sufficient to hold the Dealer Managers harmless, the Company and Petrobras jointly and severally agree to contribute to the losses, claims, damages, liabilities and expenses referred to herein (i) in the proportion appropriate to reflect the relative benefits paid or received or sought to be paid or received by the Company and Petrobras and their stockholders and affiliates and other constituencies, on the one hand, and the party entitled to contribution, on the other hand, in the matters contemplated by this Agreement or (ii) if (but only if and to the extent) the allocation provided by the foregoing clause (i) is not permitted by applicable law or any other reason, in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing clause (i), but also the relative fault of the Company and Petrobras, on the one hand, and of you, on the other, in connection with the statements, actions or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company and Petrobras, on the one hand, and by you, on the other, shall be deemed in the same proportion as (i) the total value of the consideration received by the holders of Old Securities pursuant to the Exchange Offers bears to (ii) the Fee paid to you pursuant to Section 5; provided, that in no event shall the Company and Petrobras contribute less than the amount necessary to assure that you are not liable for losses, claims, damages, liabilities and expenses in excess of the amount of fees actually received by you pursuant to this Agreement The relative fault of the Company and Petrobras, on the one hand, and of you, on the other, (i) in the case of an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the Company and Petrobras or by you and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by either the Company and Petrobras or by you and the parties’ relative intent, knowledge, access to information and opportunity to prevent such action or omission.
          (d) The Company and Petrobras will not settle any Proceeding in respect of which indemnity may be sought hereunder, whether or not the Dealer Managers are an actual or potential party to such Proceeding, without your prior written consent unless such settlement (i) includes an unconditional release of the Dealer Managers from all liability in any way related to or arising out of such Proceeding and (ii) does not impose any actual or potential liability upon the Dealer Managers and does not contain any factual or legal admission by or with respect to the Dealer Managers or any adverse statement with respect to the character, professionalism, due care, loyalty, expertise or reputation of the Dealer Managers or any action or inaction by the Dealer Managers. For purposes of this paragraph, the Dealer Managers shall include UBS Securities LLC and Morgan Stanley & Co. Incorporated and any of their respective affiliates (including UBS Limited), the respective current and former officers, directors, employees and agents of UBS Securities LLC and Morgan Stanley & Co. Incorporated and their respective affiliates, and each other person, if any, controlling UBS Securities LLC and Morgan Stanley & Co. Incorporated or any of their respective affiliates, and the respective successors and assigns of all of the foregoing persons. The foregoing indemnity and contribution agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise.
          11. Indemnification and Reimbursement; Representations and Warranties to Remain Operative. The indemnity, reimbursement and contribution agreements contained in Section 10 and the representations, warranties and covenants of the Company and Petrobras in this Agreement shall remain operative and in full force and effect regardless of (a) any failure to commence, or the withdrawal, rescission, termination or consummation of, the Exchange Offers or the termination or assignment of this Agreement, (b) any investigation made by or on behalf of any party entitled to indemnification pursuant to the terms of Section 10 and (c) any withdrawal by you pursuant to Section 6 or 15.
          12. Conditions to Obligations of Dealer Managers. Your obligations hereunder as Dealer Managers shall at all times be subject, in your sole discretion, to the satisfaction of the following conditions:
     (a) all representations, warranties and other statements of the Company and Petrobras contained herein are now, and at all times until the expiration, completion or termination of the Exchange Offers and as of the date or dates on which the New Securities are exchanged for Old Securities by the Company pursuant to the Exchange Offers will be, true and correct;

     (b) the Company and Petrobras, at all times during the pendency of the Exchange Offers, each shall have performed all of its obligations hereunder to be performed by it;
     (c) the Registration Statement shall be effective and no stop order, restraining order or denial of an application for approval shall have been issued and no investigation or litigation shall have been commenced or threatened (and no significant development in any pending proceedings, investigations or litigation shall have occurred) before any regulatory authority, other public body or court of any jurisdiction with respect to the Exchange Offers which you, in good faith, believe makes it inadvisable for you to continue to act hereunder;
     (d) (i) no proceedings shall have been commenced against the Company, Petrobras or the Trustee under any Brazilian, United States, Cayman Islands or other bankruptcy act or other foreign, federal or state law relating to bankruptcy or insolvency or laws relating to the relief of debtors, readjustments of indebtedness, reorganizations, arrangements, compositions or extensions, or appointing a receiver or decreeing or ordering the winding up or liquidation of the affairs of the Company, Petrobras or the Trustee or similar proceedings for any relief which includes or might result in, any material modification of the obligations of the Company, Petrobras or the Trustee hereunder or under the Indenture and the Standby Purchase Agreement; and (ii) none of the Company, Petrobras or the Trustee shall have instituted proceedings to be adjudicated insolvent or a bankrupt or shall have consented to the institution of bankruptcy or insolvency proceedings against it or shall have filed a petition or answer or consent seeking reorganization or relief under any Brazilian, United States, Cayman Islands or other bankruptcy act or any other federal or state law relating to bankruptcy or insolvency or shall have consented to the appointment of a receiver or shall have made an assignment for the benefit of creditors or shall have admitted in writing its inability to pay its debts;
     (e) the Company and Petrobras shall have delivered to you an opinion of U.S. counsel to the Company, substantially to the effect of Exhibit A hereto addressed to you on (i) the Commencement Date and (ii) the Settlement Date;
     (f) the Company and Petrobras shall have delivered to you an opinion of the general counsel or assistant general counsel to the Company, substantially to the effect of Exhibit B hereto, addressed to you on (i) the Commencement Date and (ii) the Settlement Date;
     (g) the Company shall have delivered to you an opinion of the Cayman Islands counsel to the Company, substantially to the effect of Exhibit C hereto, addressed to you on (i) the Commencement Date and (ii) the Settlement Date;
     (h) each of the Company and Petrobras shall have delivered to you on the Commencement Date and on the Settlement Date, a certificate, dated the date of its delivery, signed by its Chief Executive Officer or Chief Financial Officer, substantially in the form of Exhibit D hereto;
     (i) on each of the Commencement Date and the Expiration Date (as defined in the Exchange Prospectus), the Company shall have delivered to you a letter dated the Commencement Date or the Expiration Date, as the case may be, in form and substance satisfactory to you and your counsel, from each of Ernst & Young Auditores Independentes and KPMG Auditores Independentes, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to the financial statements and certain financial information contained in the Registration Statement and the Exchange Prospectus and on the Settlement Date the Company shall deliver to you a “bring down” comfort letter, dated the Settlement Date, in form and substance satisfactory to you;
     (j) the Company’s U.S.$500,000,000 6.125% Global Notes due 2016 that were issued on October 6, 2006 shall have been listed on the New York Stock Exchange;
     (k) on the Settlement Date, the Company shall tender the New Securities for delivery and the New Securities shall be eligible for clearance and settlement through the Clearing System;
     (l) on or prior to the Settlement Date, the Company and Petrobras shall have executed and delivered the Amended and Restated Fifth Supplemental Indenture and the Standby Purchase Agreement;
     (m) subsequent to the execution and delivery of this Agreement and on or prior to the Commencement Date or the Settlement Date there shall not have occurred any of the following(i) trading in any of the securities of the Company or Petrobras shall have been suspended by the São Paulo Stock Exchange or trading in securities generally on the New York Stock Exchange or the São Paulo Stock Exchange shall have been suspended or limited or minimum prices shall have been established on either such exchanges, or (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or by the relevant banking authorities in Brazil or the Cayman Islands or if any material disruption in commercial banking or securities settlement or clearance services shall have occurred, or (iii) any downgrading shall have occurred in the corporate credit rating of either the Company or Petrobras or the rating accorded either the Company’s or Petrobras’ debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Securities Act) or if any such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the debt securities of the Company or Petrobras, or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States or Brazil of a national emergency or war or other calamity (including any terrorist act) or any crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Dealer Managers, impracticable or inadvisable to proceed with the Exchange Offers as contemplated by the Exchange Offer Materials (exclusive of any amendment or supplement thereto); and
     (n) the Company and Petrobras shall have furnished to you such information, certificates or other documents, in addition to those specifically mentioned herein, as you may have reasonably requested.
          In the event that at any time during the pendency of the Exchange Offers any representation, warranty or other statement of the Company and Petrobras contained herein ceases to be true and correct, each of the Company and Petrobras shall promptly use its best efforts to seek to cause such representation, warranty or other statement to be true and correct. You shall have a reasonable period of time after discovering or being informed of a breach in any of the foregoing conditions to elect whether to continue to act as Dealer Manager. Your resignation as Dealer Manager as a result of a breach of the foregoing conditions shall be without prejudice to your entitlement under this Agreement to fees, expenses or indemnity accrued up to the date of your resignation.
          13. Publications. The Company and Petrobras agree that subject to their prior approval, which approval shall not be unreasonably withheld or delayed you have the right to place advertisements in financial and other newspapers and journals at your own expense describing your services to the Company hereunder.
          14. Confidentiality; References to Dealer Managers. (a) Any advice or opinions provided by you in connection with or related to this Agreement shall not be disclosed to any third party or referred to publicly by the Company or Petrobras (other than attorneys and accountants of the Company and Petrobras who agree to keep such advice or opinions confidential) except in accordance with your prior written consent, which shall not be unreasonably withheld or delayed, or as may be required by applicable laws.
          (b) The Company agrees that any reference to either Dealer Manager or its respective affiliates in any Exchange Offer Materials, or any other release or communication to any party outside the Company pertaining to the Exchange Offers, is subject to such Dealer Manager’s prior approval, which approval shall not be unreasonably withheld or delayed. If a Dealer Manager resigns or is terminated prior to the dissemination of any Exchange Offer Materials or any other release or communication, no reference shall be made therein to such Dealer Manager without the Dealer Managers’ prior written permission.
          15. Termination. (a) This Agreement shall terminate upon the earlier of (i) the expiration, termination or withdrawal of the Exchange Offers or (ii) the withdrawal by you as a Dealer Manager, pursuant to Section 15(b), in each case without liability or continuing obligation hereunder of the Company or the Dealer Managers, except as specifically provided herein; provided, however, that in the case of clause (ii), the Company and the non-withdrawing Dealer Manager may agree in writing to keep this Agreement in effect with respect to the Company and the non-withdrawing Dealer Manager, in which case this Agreement shall terminate only with respect to the withdrawing Dealer Manager and the other parties hereto in respect of such withdrawing Dealer Manager, and there shall be no liability or obligation hereunder of such withdrawing Dealer Manager or any of the other parties in respect of such withdrawing Dealer Manager, except as specifically provided herein. In addition, the services of either Dealer Manager may be terminated by such Dealer Manager, or the services of both Dealer Manager (but not one) may be terminated by the Company, at any time upon prior written notice by the terminating party to the other parties hereto without liability or continuing obligation of (x) the Company or any Dealer Manager in the event the services of both Dealer Managers are terminated or (y) the terminating Dealer Manager and the other parties hereto in respect of any such terminating Dealer Manager, except, in each case, as specifically provided herein. Notwithstanding the foregoing, a Dealer Manager shall only be entitled to any fees and expenses payable to such Dealer Manager pursuant to this Agreement, to be determined as set forth in Section 15(b) below, in the event of (x) termination pursuant to Section 15(a)(i), (y) termination by the Company without cause or (z) termination by a Dealer Manager pursuant to Section 15(b). The provisions of Sections 3, 5, 6, 8, 10, 11, 14, 15, 19, 20 and 21 shall survive the termination of this Agreement for any reason whatsoever.
          (b) If (i) the Company or Petrobras uses or permits the use of, or files with any governmental agency, any Exchange Offer Materials (A) to which either Dealer Manager or their counsel shall have reasonably objected prior to such use or filing or (B) without first providing such material to each Dealer Manager for review and comment, or (ii) the Company or Petrobras shall have breached in any material respect any of its representations, warranties, agreements or covenants herein, or failed to fulfill any condition, or (iii) any of the events set forth in Section 12(m) of this Agreement shall have occurred, then in any such case any Dealer Manager shall be entitled to withdraw as a Dealer Manager in connection with the Exchange Offers without any liability or penalty to you or any other party and without any loss of right to indemnification or contribution under this Agreement, and without loss of any right to the payment of all fees and expenses payable hereunder which have been incurred to the date of such withdrawal. In the event of any such withdrawal, for the purpose of determining the fees payable to you pursuant to this Agreement, the aggregate amount of Old Securities tendered as of the close of business on the date of such withdrawal that are thereafter exchanged pursuant to the Exchange Offers, shall be deemed to have been accepted for exchange, pursuant to the Exchange Offers, as of the date of such withdrawal. Notwithstanding anything to the contrary contained herein, it is hereby agreed that, in the event of any withdrawal by you pursuant to this Section 15(b), the fees accrued and the reimbursement of your expenses incurred through the date of such withdrawal shall be paid to you promptly after the date of such withdrawal provided that the fee accrued shall be paid as soon as practicable after such fees may be determined pursuant to this Section 15(b).
          16. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by facsimile (upon receipt of a facsimile confirmation) to the parties hereto as follows:
(a)	If to the Dealer Managers:
UBS Securities LLC
677 Washington Boulevard
Stamford, CT 06901
Attention: Liability Management Group
Facsimile: (203) 719-1620
With a copy to (which shall not constitute notice):
UBS Securities LLC
Attention: Legal and Compliance Department
Facsimile: (203) 719-0680
And to:
Morgan Stanley & Co., Incorporated
1585 Broadway
New York, NY 10036
Attention: Liability Management Group
Facsimile: (646) 225-5606; and
If to the Company or Petrobras:
Petróleo Brasileiro S.A. — Petrobras
Avenida República do Chile 65
Rio de Janeiro, RJ 20035-900
Brazil
Attention : Sonia Vasconcellos
Facsimile: (55 21) 2544-7168
With a copy to (which shall not constitute notice):
Cleary, Gottlieb, Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Francesca Lavin
Facsimile: (212) 225-3999
          17. Exclusivity. For as long as each of UBS Securities LLC and Morgan Stanley & Co. Incorporated is a Dealer Manager, the Company and its affiliates shall not directly or indirectly initiate or participate in any discussion or other contacts with holders of Old Securities, or solicit any inquiries or indications from holders of Old Securities, concerning the transactions contemplated in this Agreement except through UBS, Morgan Stanley the Luxembourg Agent, the Exchange Agent, the Depository or the Information Agent.
          18. Successors and Assigns. This Agreement, including any rights to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon the Company, Petrobras and you and such other parties entitled to indemnification pursuant to the terms of Section 10, and the respective successors and assigns of such parties. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof. This Agreement shall not be assigned by you without the prior written consent of the Company.
          19. Consent to Jurisdiction; Service of Process. Each of the Company and Petrobras agrees that any suit, action or proceeding against them, arising out of or based upon this Agreement or the transactions contemplated hereby, may be instituted in any State or federal court in the Borough of Manhattan, City of New York, New York, or in the competent courts of their own corporate domiciles with respect to actions brought against any of them as a defendant, and waive any objection which they may now or hereafter have to the laying of venue of any such proceeding and any right to which any of them may be entitled on account of places of residence or domicile, and irrevocably submit to the jurisdiction of such courts in any suit, action or proceeding. The Company and Petrobras have appointed the New York office of Petrobras, located at 570 Lexington Avenue, 43rd Floor, New York, New York 10022 as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein which may be instituted in any State or federal court in the City of New York, New York, by any Dealer Manager, the directors, officers, employees and agents of any Dealer Manager, or by any person who controls any Dealer Manager, and expressly accepts the jurisdiction of any such court in respect of any such suit, action or proceeding. The Company and Petrobras hereby jointly and severally represent and warrant that the Authorized Agent has accepted such appointments and has agreed to act as said agent for service of process, and the Company and Petrobras agree to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Subject to applicable law, service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon each of the Company and Petrobras.
          20. Governing Law. This Agreement shall be construed in accordance with the internal laws of the State of New York (without giving effect to any provisions thereof relating to conflicts of law).
          21. Waiver of Jury Trial. THE COMPANY AND PETROBRAS EACH HEREBY AGREES ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS SECURITY HOLDERS, TO WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY PROCEEDINGS OR

COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) WITH RESPECT TO ANY CLAIM, COUNTER-CLAIM OR ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING, WITHOUT LIMITATION, THE EXCHANGE OFFERS).
          22. Currency. Each reference in this Agreement to U.S. dollars is of the essence. To the fullest extent permitted by law, the obligations of the Company and Petrobras in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in U.S. dollars that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the business day immediately following the day on which such party receives such payment. If the amount in U.S. dollars that may be so purchased for any reason falls short of the amount originally due, the Company or Petrobras, as the case may be, will pay such additional amounts, in U.S. dollars, as may be necessary to compensate for the shortfall. Any obligation of the Company and Petrobras not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.
          23. Entire Agreement. (a) This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof and thereof.
     (b) The Company and Petrobras acknowledge that in connection with the transactions contemplated herein, including the Exchange Offers and the issuance of the New Securities: (i) the Dealer managers have acted at arms length, are not agents of, and owe no fiduciary duties to, the Company, Petrobras or any other person, (ii) the Dealer Managers owe the Company and Petrobras only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Dealer Managers may have interests that differ from those of the Company and Petrobras. The Company and Petrobras waive to the full extent permitted by applicable law any claims it may have against the Dealer Managers arising from an alleged breach of fiduciary duty in connection with the transactions contemplated in this Agreement.
          24. Counterparts; Severability; Headings; Modifications. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any determination that any provision of this Agreement may be, or is, unenforceable shall not affect the enforceability of the remainder of this Agreement. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not to be deemed to be part of this Agreement. This Agreement may not be modified or amended except in writing, duly executed by the parties hereto.

          25. Waiver of Immunity. This Agreement and any of the Exchange Offer Materials, and any actions taken hereunder or thereunder, constitute commercial acts by each of the Company and Petrobras. Each of the Company and Petrobras irrevocably and unconditionally and to the fullest extent permitted by law, waives, and agrees not to plead or claim, any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) for itself of any of its property, assets or revenues wherever located with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the other Exchange Offer Materials, or any document delivered pursuant hereto or thereunder, in each case for the benefit of each assigns, it being intended that the foregoing waiver and agreement will be effective, irrevocable and not subject to withdrawal in any and all jurisdiction, and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 25 shall have the fullest scope permitted under the United States Foreign Sovereign Immunities Act of 1976 and are intended to be irrevocable for the purposes of such act.

Please indicate your willingness to act as Dealer Manager on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this letter so signed, whereupon this letter and your acceptance shall constitute a binding agreement among us.

Very truly yours,

PETROBRAS INTERNATIONAL FINANCE COMPANY

By:

Name:
Title:

PETRÓLEO BRASILEIRO S.A.

By:

Name:
Title:

WITNESSES

Name:

Name:

Accepted as of the date
first set forth above:

UBS SECURITIES LLC

By:
Name:
Title:

By:

Name:
Title:

WITNESSES

Name:

Name:

Accepted as of the date
first set forth above:

MORGAN STANLEY & CO. INCORPORATED

By:
Name:
Title:

WITNESSES

Name:

Name:

Schedule A
Company’s Notes Subject to the Exchange Offer
(subject to the limits set forth in the Exchange Prospectus)

		Coupon
Principal Amount	Issue Date	(%)	Maturity

$[•]	March 31, 2003	12.375	April 1, 2008

$[•]	May 9, 2001	9.875	May 9, 2008

$[•]	July 6, 2001	9.75	July 6, 2011

$[•]	July 2, 2003	9.125	July 2, 2013

$[•]	September 15, 2004	7.750	September 15, 2014

1

Exhibit A
Opinion of Company’s U.S. Counsel

A-1

Exhibit B
Opinion of Petrobras’ General or Assistant General Counsel

B-1

Exhibit C
Opinion of Cayman Islands Counsel

C-1

Exhibit D
OFFICER’S CERTIFICATE
          I, [                ], [               ] of [Petrobras International Finance Company][Petróleo Brasileiro S.A.] (the “Company”), pursuant to Section 12 of the Dealer Manager Agreement dated [•], 2006 (the “Dealer Manager Agreement”), among the Company [Petrobras International Finance Company][Petróleo Brasileiro S.A.], UBS Securities LLC and Morgan Stanley & Co. Incorporated, relating to the Exchange Offer and pursuant to the Exchange Prospectus, hereby certify, on behalf of the Company and not in a personal capacity, that, to the best of my knowledge, after reasonable investigation:
          1. No event has occurred as a result of which it is necessary to amend or supplement the Exchange Offer Materials in order to make the statements therein not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, in the light of the circumstances under which they were made, nor misleading, and the Company has filed all documents that it is required to file as of the date hereof under the 1934 Act and the rules and regulations promulgated thereunder;
          2. Each of the representations and warranties of the Company contained in the Dealer Manager Agreement were, when originally made, and are, at the time such certificate is delivered, true and correct; and
          3. Each covenant required to be performed by the Company on or prior to the delivery of this certificate has been duly, timely and fully performed and each condition required to be complied with by the Company under the Dealer Manager Agreement on or prior to the date of this certificate has been duly, timely and fully complied with.
          4. No proceeding has been initiated, or to the best of my knowledge, threatened to restrain or enjoin the Exchange Offers or in any manner to question the laws, proceedings, directives, resolutions, approvals, consents or orders under which the Exchange Offers will be effected or payment will be made pursuant to the Exchange Offers or to question the validity of the Exchange Offers and none of said laws, proceedings, directives, resolutions, approvals, consents or orders has been repealed, revoked or rescinded in whole or in part.
          5. Since the date of the earliest of the Exchange Offer Materials there has not occurred any event required to be set forth in an amendment or supplement thereto which has not been so set forth.
          6. Since the date of the most recent financial statements included in the Exchange Offer Materials (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of PIFCo and Petrobras and their subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or

D- 1

contemplated by the Exchange Offer Materials (exclusive of any amendment or supplement thereto);
          7. No Default or Event of Default (or other event that with the passage of time or notice, or both, will ripen into a Default or an Event of Default) under the Indenture has occurred and is continuing.
          Capitalized terms used but defined herein shall have the meanings assigned thereto in the Dealer Manager Agreement.
          IN WITNESS WHEREOF, I have hereunto signed my name.
     Dated: [          ], [ ].

Name:
Title:

D- 2

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)
     On this [•] day of [•] 2006 before me, a notary public within and for said county, personally appeared                      and                     , to me personally known who being duly sworn, did say that they are each a                      and a                     , respectively of Morgan Stanley & Co. Incorporated, one of the persons described in and which executed the foregoing instrument, and acknowledge said instrument to be the free act and deed of said corporation.
     On this [•] day of [ •], 2006, before me personally came                      and                      to me personally known, who being by me sworn, did depose and say that they signed their names to the foregoing instrument as witnesses.
[Notarial Seal]

Notary Public
COMMISSION EXPIRES

1

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)
     On this [•] day of [•] 2006 before me, a notary public within and for said county, personally appeared                      and                     , to me personally known who being duly sworn, did say that they are each a                      and a                     , respectively of UBS Securities LLC, one of the persons described in and which executed the foregoing instrument, and acknowledge said instrument to be the free act and deed of said corporation.
     On this [•] day of [•], 2006, before me personally came                      and                      to me personally known, who being by me sworn, did depose and say that they signed their names to the foregoing instrument as witnesses.
[Notarial Seal]

Notary Public
COMMISSION EXPIRES

2

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)
     On this [•] day of [•], 2006, before me personally came                      to me known, who, being by me duly sworn, did depose and say that he is the                      of Petróleo Brasileiro S.A. – Petrobras and the                      of Petrobras International Finance Company - PIFCo, each a corporation described in and which executed the foregoing instrument and acknowledges said instrument to be the free act and deed of said entities.
     On this [•] day of [•], 2006, before me personally came                      and                      to me personally known, who being by me sworn, did depose and say that they signed their names to the foregoing instrument as witnesses.
[Notarial Seal]

Notary Public
COMMISSION EXPIRES

3